Exhibit 99.1

4350 Executive Drive, Suite 100 San Diego, CA 92121	858-373-1600	www.infosonics.com

Company Contact:	IR Contact:
Jeffrey A. Klausner	Todd Kehrli
Chief Financial Officer	MKR Group, Inc.
(858) 373-1600	(323) 468-2300
ir@infosonics.com	ifon@mkr-group.com

INFOSONICS REPORTS THIRD QUARTER 2007 FINANCIAL RESULTS

■	Record Quarterly Units Shipped, Representing 13% Sequential Growth
■	South American Sales Increased 26% Sequentially
■	Central American Sales Increased 11% Sequentially

SAN DIEGO, CA, November 8, 2007 - InfoSonics Corporation (NASDAQ: IFON), one of the premier providers and distributors of wireless handsets and accessories serving Latin America and the United States, today announced results for the third quarter and nine months ended September 30, 2007.

“We had record sales of handsets this quarter, driven by our OEM partners, Samsung and LG and also by continued growth in sales of our proprietary verykoolTM line of products,” said Joseph Ram, President and Chief Executive Officer of InfoSonics Corporation.

Ram continued, “We continued to build our presence in South America, increasing sales in that region to new and existing customers by 26% sequentially. In Central America, where the channel inventory has returned to normalized levels, we’ve achieved sequential growth of 11% with incremental sales to existing and new customers. Latin America continues to represent the bulk of our business, accounting for 92% of our sales during the quarter. ”

“As disclosed last quarter, our U.S. customer base, which has historically contributed a relatively small percentage of our total net sales, has been negatively impacted by the pending contraction of the Rural Service Area (RSA) carriers, reducing our current and potential U.S. customer base. As a result, we made the decision to reduce our U.S. inventory levels by selling certain products below cost, which resulted in a $1.3 million charge to our cost of goods sold during the quarter.  Such charge was offset by income of $2.1 million received from an early lease termination,” Ram continued. “We will continue to work with our partner, Samsung, to explore prospective opportunities for the U.S. business, while maintaining our primary focus on growing our core business in Latin America.”

Third Quarter Financial Results

Net sales in the third quarter of 2007 were a record $69.4 million, an increase of 3% from the $67.6 million reported in the third quarter of 2006, and a 19% increase sequentially. South America sales increased 26% sequentially and represented 59% of net sales or $41.1 million, compared to $49.1 million in the third quarter of 2006. Central America sales increased 11% sequentially and represented 33% of net sales or $22.6 million, compared to $16.4 million in the third quarter of 2006. US sales increased 5% sequentially and represented 8% of net sales or $5.7 million, compared to $2.1 million in the third quarter of 2006. More than 840,000 units were shipped in the third quarter of 2007, an increase of 13% sequentially and 28% year-over-year. Average selling price per unit increased sequentially by 3% but decreased 24% year-over-year.

Gross profit for the third quarter of 2007 was $2.7 million or 4% of net sales, compared to $5.4 million, or 8% of net sales for the third quarter of 2006. Reflected in the gross profit for third quarter of 2007 was a one-time cost of goods sold adjustment of $1.3 million related certain to U.S. inventory, most of which was sold during the quarter. Excluding the charge, our gross margin would have been 6%, representing a sequential quarterly increase.

Other income for the third quarter included a one-time gain of $2.1 million for an early termination of the Company’s corporate headquarters lease. During October 2007, the corporate headquarters were relocated to another nearby building in San Diego, California.

Net income for the third quarter of 2007 was $373,000 or $0.02 per diluted share, compared to net income of $677,000 or $0.04 per diluted share in the same quarter a year ago. The current quarter net income was impacted by the aforementioned $1.3 million charge to cost of goods sold as well as the income from the early lease termination of $2.1 million.

InfoSonics ended the third quarter with quick assets (cash and accounts receivable) of $60.5 million, compared to $52.0 million at June 30, 2007. The change was primarily the result of increased sales during the third quarter of 2007, as well as receipt of the $2.1 million early lease termination payment.

Nine-Month Financial Results

Net sales for the nine months ended September 30, 2007 were $186.0 million, compared to $180.0 million for the nine months ended September 30, 2006. South America sales represented 59% of net sales or $109.6 million, compared to $113.2 million in for the first nine months of 2006. Central America sales represented 29% of net sales or $53.4 million, compared to $59.7 million for the first nine months of 2006. US sales represented 12% of net sales, or $23.0 million, compared to $7.0 million for the first nine months of 2006. Approximately 2.2 million units were shipped in the first nine months of 2007, an increase of 19% over the prior year.

Gross profit for the first nine months of 2007 was $9.0 million or 5% of net sales, compared to $13.9 million, or 8% of net sales for the first nine months of 2006. The decrease in gross margin was primarily the result of the aforementioned U.S. inventory write-down, in addition to overall impact on margins by market pressure. The $1.3 million charge to cost of goods sold reduced our gross margin from 6% to 5% for the first nine months of 2007.

Other income for the first nine months of 2007 was $1.5 million compared to $247,000 for the first nine months of 2006. Interest expense, a component of other income, was $623,000 for the first nine months of 2007, as compared to $152,000 of interest expense for the first nine months of 2006. Other income for the first nine months of 2007, included a one-time gain of $2.1 million for the early termination of the Company’s corporate headquarters’ lease, and during the first nine months of 2006 other income included $400,000 related to a change in fair value of a derivative liability.

Net loss for the first nine months of 2007 was $632,000, or $0.04 per basic share, compared to net income of $2.0 million, or $0.13 per diluted share for the same period a year ago.

Investor Conference Call

InfoSonics management will host a conference call today, Thursday November 8, 2007, at 1:30 pm PST (4:30 pm EST) to review the third quarter 2007 financial results. Joseph Ram, President and Chief Executive Officer, and Jeff Klausner, Chief Financial Officer, will be on-line to discuss these results.

The call can be accessed by dialing (800) 591-6944 and giving the pass code 30881313. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. In addition, the conference call will be available over the Internet at www.infosonics.com.

About InfoSonics Corporation

InfoSonics is one of the premier providers and distributors of wireless handsets and accessories serving Latin America and the United States. For the wireless telecommunications industry, InfoSonics provides flexible and cost effective solutions, including product assembly, purchasing, marketing, selling, warehousing, order assembly, programming, packing, shipping, and delivery. InfoSonics supports manufacturers in moving their products to agents, resellers, distributors, independent dealers, retailers and wireless network operators in Latin America and the United States. For additional information, please visit www.infosonics.com.

Cautionary Statement for the Purpose of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995

The matters in this press release that are forward-looking statements, including without limitation to statements about future revenues, sales levels, operating income and margins, wireless handset sales, stock-based compensation expense, gain (loss) in value of derivatives, cost synergies, operating efficiencies, profitability, market share and rates of return, are based on current management expectations that involve certain risks which, if realized, in whole or in part, could cause such expectations to fail to be achieved and have a material adverse effect on InfoSonics’ business, financial condition and results of operations, including, without limitation: (1) intense competition, regionally and internationally, including competition from alternative business models, such as manufacturer-to-carrier sales, which may lead to reduced prices, lower sales or reduced sales growth, lower gross margins, extended payment terms with customers, increased capital investment and interest costs, bad debt risks and product supply shortages; (2) inability to secure adequate supply of competitive products on a timely basis and on commercially reasonable terms; (3) foreign exchange rate fluctuations, devaluation of a foreign currency, adverse governmental controls or actions, political or economic instability, or disruption of a foreign market, and other related risks of our international operations; (4) the ability to attract new sources of profitable business from expansion of products or services or risks associated with entry into new markets, including geographies, products and services; (5) an interruption or failure of our information systems or subversion of access or other system controls may result in a significant loss of business, assets, or competitive information; (6) significant changes in supplier terms and relationships; (7) termination of a supply or services agreement with a major supplier or product supply shortages; (8) continued consolidation in the wireless handset carrier market; (9) extended general economic downturn; (10) loss of business from one or more significant customers; (11) customer and geographical accounts receivable concentration risk; (12) rapid product improvement and technological change resulting in inventory obsolescence; (13) future terrorist or military actions; (14) the loss of a key executive officer or other key employees; (15) changes in consumer demand for multimedia wireless handset products and features; (16) our failure to adequately adapt to industry changes and to manage potential growth and/or contractions; (17) future periodic assessments required by current or new accounting standards such as those relating to long-lived assets, goodwill and other intangible assets and expensing of stock options and valuing gain or loss on fair value of derivatives may result in additional non-cash income or expenses; (18) seasonal buying patterns; (19) dependency on Latin American sales; (20) uncertain political and economic conditions internationally; (21) the impact, if any, of changes in EITF 00-19 or SFAS 133 guidance as it relates to warrants and registration rights and SFAS 123R as it relates to stock options; (22) the resolution of any litigation against the company and (23) the ability of the Company to generate taxable income in future periods in order to utilize and realize any quarterly tax benefits recorded. Our actual results could differ materially from those anticipated in our forward looking statements.

InfoSonics has instituted in the past and continues to institute changes to its strategies, operations and processes to address these risk factors and to mitigate their impact on InfoSonics’ results of operations and financial condition. However, no assurances can be given that InfoSonics will be successful in these efforts. For a further discussion of significant factors to consider in connection with forward-looking statements concerning InfoSonics, reference is made to Item 1A Risk Factors of InfoSonics’ Annual Report on Form 10-K for the year ended December 31, 2006, and Quarterly Reports on Form 10-Q for the period ended March 31, 2007 and June 30, 2007; other risks or uncertainties may be detailed from time to time in InfoSonics’ future SEC filings. InfoSonics does not intend to update any forward-looking statements.

InfoSonics Corporation and Subsidiaries
Consolidated Balance Sheets

	September 30,	December 31,
	2007	2006
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$9,982,332	$30,243,392

Trade accounts receivable, net of allowance for doubtful
accounts of $ 667,375 (unaudited) and $679,522	50,475,895	37,798,284
Inventory, net of reserves of $808,365 (unaudited)
and $254,508	21,635,361	11,174,200
Prepaid inventory	772,016	162,146
Prepaid expenses	412,165	316,919
Prepaid taxes	1,168,047	973,749
Net assets of discontinued operations	4,209	4,209
Deferred tax assets - current	1,244,363	1,041,000
Total current assets	85,694,388	81,713,899

Property and equipment, net	1,669,034	615,185
Intangible assets	504,000	504,000
Deferred tax assets - non-current	375,634	-
Other assets	239,019	137,381
Total assets	$88,482,075	$82,970,465

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Line of credit	$27,670,500	$25,648,614
Accounts payable	21,089,019	18,099,985
Accrued expenses	1,927,505	1,261,988
Income taxes payable	30,800	17,100
Total current liabilities	50,717,824	45,027,687

Deferred tax liability - non-current	-	36,000
Total liabilities	50,717,824	45,063,687

Commitments and contingencies	-	-

Stockholders’ equity
Preferred stock, $0.001 par value 10,000,000 shares
authorized, 0 and 0 shares issued and outstanding	-	-
Common stock, $0.001 par value 40,000,000 shares	14,474	14,180

Additional paid-in capital	31,258,146	30,751,372
Accumulated other comprehensive (loss)	(26,520)	(8,865)
Retained earnings	6,518,151	7,150,091

Total stockholders’ equity	37,764,251	37,906,778
Total liabilities and stockholders’ equity	$88,482,075	$82,970,465

InfoSonics Corporation and Subsidiaries
Consolidated Statements of Income

	For the Three Months Ended September 30, (unaudited)		For the Nine Months Ended September 30, (unaudited)
	2007	2006	2007	2006

Net sales	$69,360,415	$67,568,847	$186,024,726	$179,975,494

Cost of sales	66,705,743	62,154,069	177,024,439	166,049,196

Gross profit	2,654,672	5,414,778	9,000,287	13,926,298
Operating expenses, including non-cash
expense for stock options	3,889,882	4,439,674	11,703,892	11,555,769

Operating income (loss) from continuing
operations	(1,235,210)	975,104	(2,703,605)	2,370,529

Other income (expense)
Change in fair value of derivative liability	-	-	-	399,009
Income from lease termination	2,094,918	-	2,094,918	-
Interest income (expense)	(351,865)	47,189	(622,951)	(152,368)

Income (loss) from continuing operations
before provision for income taxes	507,843	1,022,293	(1,231,638)	2,617,170
Provision (benefit) for income taxes	134,408	345,074	(599,697)	638,614

Income (loss) from continuing operations	373,435	677,219	(631,941)	1,978,556
Gain (loss) from discontinued operations, net
of tax	-	(40)	-	(692)

Net income (loss)	$373,435	$677,179	$(631,941)	$1,977,864

Basic earnings (loss) per share
From continuing operations	$0.03	$0.05	$(0.04)	$0.15
From discontinued operations	$-	$(0.00)	$-	$(0.00)
Net Income (loss)	$0.03	$0.05	$(0.04)	$0.15
Diluted earnings (loss) per share
From continuing operations	$0.02	$0.04	$(0.04)	$0.13
From discontinued operations	$-	$(0.00)	$-	$(0.00)
Net Income (loss)	$0.02	$0.04	$(0.04)	$0.13

Basic weighted-average number of common
shares outstanding	14,474,353	13,989,980	14,416,322	13,494,168

Diluted weighted-average number of common
shares outstanding	15,722,324	16,278,809	14,416,322	15,828,263